Exhibit 8.1

[Letterhead of Vedder, Price, Kaufman & Kammholz, P.C.]

November 12, 2004

Board of Directors Royal Financial, Inc. 9226 South Commercial Avenue Chicago, Illinois 60617	Board of Directors Royal Savings Bank 9226 South Commercial Avenue Chicago, Illinois 60617

Re:	Federal Income Tax Opinion Relating to the Conversion of Royal Savings Bank from an Illinois-Chartered Mutual Savings Bank to an Illinois-Chartered Stock Savings Bank

Ladies and Gentlemen:

You have requested our opinion with regard to certain federal income tax consequences of the proposed conversion (the “Conversion”) of Royal Savings Bank (“Royal Bank”) from an Illinois-chartered mutual savings bank (Royal Bank, prior to the Conversion sometimes referred to as “Mutual Bank”) to an Illinois-chartered stock savings bank (Royal Bank, subsequent to the Conversion sometimes referred to as “Stock Bank”) and the acquisition of all of Royal Bank’s capital stock by Royal Financial, Inc., a Delaware corporation (“Royal Financial”), pursuant to the Plan of Conversion approved by the Board of Directors of Royal Bank, dated August 18, 2004 (the “Plan”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined certificates of such officers and such agreements, documents and corporate records that have been made available to us including (i) the Plan, (ii) the Prospectus (the “Prospectus”) included as part of the Registration Statement on Form SB-2, as amended (the “Registration Statement”), filed by Royal Financial with the Securities and Exchange Commission (the “SEC”) with respect to the issuance of up to 2,250,000 shares of common stock, par value $.01 per share, of Royal Financial (such shares referred to as the “Royal Financial Stock”), and (iii) such other matters as we have deemed relevant for purposes of rending this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumption that the Conversion will be consummated strictly in accordance with applicable law and regulations, the terms and conditions of the Plan, and the facts, assumptions and representations set forth or referred to

Board of Directors

Royal Savings Bank

November 12, 2004

herein, and that such facts, assumptions and representations are accurate as of the date hereof and will be accurate on the effective date of the Conversion. We have undertaken no independent investigation of the accuracy of the facts, assumptions and representations set forth or referred to herein.

STATEMENT OF FACTS

The Plan and the Prospectus contain a detailed description of the Conversion. These documents as well as the representations set forth or referred to herein are incorporated herein as part of the Statement of Facts.

Mutual Bank is a Illinois-chartered mutual savings bank which is in the process of converting to an Illinois-chartered stock savings bank. As a mutual savings bank, Mutual Bank has no authorized capital stock. Instead, Mutual Bank, in mutual form, has a unique equity structure. A depositor of Mutual Bank is entitled to payment of interest on his account balance as declared and paid by Mutual Bank, but has no right to a distribution of any earnings of Mutual Bank except for interest paid on his or her deposit. Instead, such earnings become retained earnings of Mutual Bank. However, a depositor does have a right to share, pro rata, with respect to the withdrawal value of his or her respective deposit account in any liquidation proceeds upon the liquidation of Mutual Bank. All of the interests held by a depositor in Mutual Bank cease when such depositor closes his or her deposit account with Mutual Bank.

Royal Financial has been formed to act as a holding company for Royal Bank and will offer the Royal Financial Stock to certain subscribers as described below.

Following regulatory approval, the Plan provides for the sale of the Royal Financial Stock in a subscription offering pursuant to which nontransferable subscription rights will be issued to the following persons on the basis of the following preference categories: (i) Eligible Account Holders of Mutual Bank, (ii) the Employee Stock Ownership Plan (“ESOP”) established by Royal Financial and Royal Bank in connection with the Conversion, (iii) Supplemental Eligible Account Holders of Mutual Bank, and (iv) Other Voting Members of Mutual Bank, each as specifically defined in the Plan. All of the Royal Financial Stock is anticipated to be sold in the subscription offering, and in the event less than all of the Royal Financial Stock is sold, the Plan provides for a Community Offering and/or a Syndicated Community Offering for the sale of such remaining shares.

The Royal Financial Stock will be sold at a uniform price per share. The aggregate purchase price at which the Royal Financial Stock will be sold will be equal to the estimated pro forma market value of the Royal Financial Stock as determined by RP Financial, Inc. (“RP Financial”), an independent appraiser.

Board of Directors

Royal Savings Bank

November 12, 2004

The net proceeds from the sale of the Royal Financial Stock will become the permanent capital of Royal Financial, and Royal Financial will in turn use 50 percent of such net proceeds to purchase all of the capital stock of Stock Bank.

The Plan also provides for the establishment of a liquidation account by Stock Bank. The liquidation account will be equal in amount to the net worth of Mutual Bank as of the time of the Conversion. The establishment of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of Stock Bank, except that Stock Bank will not reduce the net worth accounts if the result thereof would be to reduce its net worth below the amount required to maintain the liquidation account. The liquidation account will be for the benefit of Eligible Account Holders of Mutual Bank and Supplemental Eligible Account Holders of Mutual Bank who maintain deposit accounts in Stock Bank. All such deposit account holders will hold a related inchoate interest in a portion of the liquidation account balance, in relation to his or her deposit account balance on the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as provided in the Plan. The interest such deposit account holder will have is a right to receive, in the event of a complete liquidation of Stock Bank, a liquidating distribution from the liquidation account in the amount of the then current adjusted subaccount balances for deposit accounts then held, prior to any liquidating distribution being made with respect to the capital stock.

Under the Plan, each deposit account in Mutual Bank at the time of the consummation of the Conversion shall become a deposit account in Stock Bank equivalent in withdrawable amount to the withdrawal value, and subject to the same terms and conditions (except as to voting and liquidation rights) as such deposit account in Mutual Bank immediately prior to the Conversion.

Following the Conversion, the voting rights in Stock Bank will rest exclusively with Royal Financial. Voting rights in Royal Financial will rest exclusively in the stockholders of Royal Financial. The Conversion will not interrupt the business of Royal Bank and Royal Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

REPRESENTATIONS

In connection with the Conversion, the following statements and representations have been made to us by the management of Royal Financial and Royal Bank:

1. The Conversion will be implemented in accordance with the terms of the Plan and all conditions precedent contained in the Plan shall be performed prior to the consummation of the Conversion.

2. The fair market value of the withdrawable deposit accounts in Stock Bank (plus the related interest in the liquidation account of Stock Bank) to be constructively received under

Board of Directors

Royal Savings Bank

November 12, 2004

the Plan will, in each instance, be equal to the fair market value of the withdrawable deposit accounts of Mutual Bank (plus the related interest in the residual equity of Mutual Bank) deemed to be surrendered in the exchange. All proprietary rights in Mutual Bank form an integral part of the withdrawable deposit accounts being surrendered in the Conversion.

3. Neither Royal Financial nor Royal Bank have any plan or intention to redeem or otherwise acquire any of the Royal Financial Stock or the capital stock of Royal Bank issued in connection with the Conversion.

4. To the best of the knowledge of the management of Royal Bank, there is no current plan or intention on the part of the depositors of Mutual Bank to withdraw their deposits following the Conversion.

5. Immediately following the consummation of the Conversion, Stock Bank will possess the same assets and liabilities held by Mutual Bank immediately prior to the Conversion, plus substantially all of the net proceeds from the sale of its capital stock to Royal Financial (except for assets used to pay expenses of the Conversion).

6. Following the Conversion, Stock Bank will continue to engage in its business in substantially the same manner as engaged in by Mutual Bank prior to the Conversion.

7. No cash or other property will be given to Eligible Account Holders of Mutual Bank, Supplemental Eligible Account Holders of Mutual Bank or Other Voting Members of Mutual Bank in lieu of nontransferable subscription rights or an interest in the liquidation account of Stock Bank.

8. The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders as the close of business on the Eligibility Record Date and Supplemental Eligible Account Holders as of the close of business on the Supplemental Eligibility Record Date equaled or exceeded 99 percent of the aggregate fair market value of all deposit accounts (including those accounts of less than $50.00) in Mutual Bank at the close of business on such respective dates.

9. Stock Bank has no plan or intention to sell or otherwise dispose of any of the assets held by Mutual Bank, except for dispositions made in the ordinary course of business.

10. Royal Financial has no plan or intention to sell or otherwise dispose of the capital stock of Stock Bank purchased by it in the Conversion and there is no plan or intention for Stock Bank to be liquidated or merged with another corporation following the consummation of the Conversion.

11. Neither Royal Financial nor Royal Bank have any plan or intention, either currently or at the time of the Conversion, to issue additional shares of common stock following

Board of Directors

Royal Savings Bank

November 12, 2004

the consummation of the transactions described in the Plan, other than shares that may be issued to employees and/or directors pursuant to certain stock option and stock incentive plans or that may be issued to or pursuant to an employee benefit plan.

12. At the time of the Conversion, the fair market value of the assets of Mutual Bank on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liabilities to which such assets are subject. Mutual Bank will have a positive regulatory net worth at the time of the Conversion.

13. Mutual Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). The transactions set forth in the Plan do not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution.

14. Mutual Bank’s deposit account holders and other members will pay expenses of the Conversion solely attributable to them, if any. Royal Financial and Royal Bank will pay its own expenses of the Conversion and will not pay any expenses solely attributable to Mutual Bank’s deposit account holders or other members, or to Royal Financial stockholders.

15. The liabilities of Mutual Bank assumed by Stock Bank plus the liabilities, if any, to which the transferred assets of Mutual Bank are subject were incurred by Mutual Bank in the ordinary course of its business and are associated with the assets being transferred.

16. None of the compensation to be received by any deposit account holder-employees of Mutual Bank will be separate consideration for, or allocable to, any of their deposits in Mutual Bank. No interest in the liquidation account of Stock Bank will be received by any deposit account holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each deposit account holder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

17. There will be no purchase price advantage for deposit account holders of Mutual Bank who purchase the Royal Financial Stock in the Conversion.

18. Royal Bank has received or will receive a letter from RP Financial which states that the subscription rights to be received by Eligible Account Holders of Mutual Bank, Supplemental Eligible Account Holders of Mutual Bank and other eligible subscribers have no ascertainable fair market value at the time of distribution or exercise of such subscription rights (the “RP Financial Letter”). The exercise price of the subscription rights will be equal to the estimated fair market value of the Royal Financial Stock at the time of the Conversion.

19. Immediately following the Conversion, the Eligible Account Holders of Mutual Bank and Supplemental Eligible Account Holders of Mutual Bank will hold all of the

Board of Directors

Royal Savings Bank

November 12, 2004

outstanding interests in the liquidation account of Stock Bank and will own such interests solely by reason of their ownership of deposit accounts in Mutual Bank (including the attendant rights to liquidation proceeds) immediately before the Conversion.

20. No deposit account holder of Mutual Bank who is eligible to receive an interest in the liquidation account of Stock Bank will be excluded from participation in the liquidation account of Stock Bank.

21. Neither Royal Financial nor Royal Bank is an investment company as defined in Code Section 368(a)(2)(F)(iii) and (iv).

22. The principal amount, interest rate and maturity date of each deposit account in Stock Bank held by deposit account holders of Stock Bank are identical to the principal amount, interest rate and maturity date of the corresponding deposit account in Mutual Bank held by such deposit account holders immediately prior to the Conversion.

23. At the time of the Conversion, Mutual Bank will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire an equity interest in Stock Bank or Royal Financial.

OPINION

For the purposes indicated above and based solely on the facts, assumptions and representations set forth or referred to herein, it is our opinion that for federal income tax purposes:

1. The Conversion will constitute a reorganization within the meaning of Code Section 368(a)(1)(F) and no gain or loss will be recognized by Mutual Bank or Stock Bank as a result of the Conversion (See Rev. Rul. 80-105, 1980-1 C.B. 78). Mutual Bank and Stock Bank will each be a party to a reorganization within the meaning of Code Section 368(b) (See Rev. Rul. 72-206, 1972-1 C.B. 104).

2. No gain or loss will be recognized by Stock Bank upon the receipt of money from Royal Financial in exchange for the capital stock of Stock Bank or by Royal Financial upon the receipt of money from the sale of the Royal Financial stock (Code Section 1032(a)).

3. No gain or loss will be recognized by Eligible Account Holders of Mutual Bank and Supplemental Eligible Account Holders of Mutual Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank, plus interests in the liquidation account of Stock

Board of Directors

Royal Savings Bank

November 12, 2004

Bank, in exchange for their withdrawable deposit accounts in Mutual Bank (Code Section 354(a)).

4. The tax basis of the assets of Mutual Bank in the hands of Stock Bank will be the same as the tax basis of such assets in the hands of Mutual Bank immediately prior to the Conversion (Code Section 362(b)).

5. The holding period of the assets of Mutual Bank in the hands of Stock Bank will include the period during which such assets were held by Mutual Bank prior to the Conversion (Code Section 1223(2)).

6. Eligible Account Holders of Mutual Bank and Supplemental Eligible Account Holders of Mutual Bank will realize gain, if any, upon the receipt or exercise of the nontransferable subscription rights to purchase the Royal Financial Stock, but only to the extent such nontransferable subscriptions rights have economic value. Based solely on the accuracy of the RP Financial Letter which states that the nontransferable subscription rights to be received by such Eligible Account Holders and Supplemental Eligible Account Holders have no ascertainable fair market value at the time of distribution or exercise, and our reliance on such letter, no gain or loss will be recognized by Eligible Account Holders of Mutual Bank or Supplemental Eligible Account Holders of Mutual Bank upon the receipt or exercise of such nontransferable subscription rights (Code Section 356(a) and Rev. Rul. 56-572, 1956-2 C.B. 182).

7. The tax basis of the deposit accounts in Stock Bank to be received by Eligible Account Holders of Mutual Bank, Supplemental Eligible Account Holders of Mutual Bank and other deposit account holders of Mutual Bank will be the same as the tax basis of their deposit accounts in Mutual Bank surrendered in exchange therefor (Code Section 358(a)(1)). The tax basis of the interests in the liquidation account of Stock Bank to be received by Eligible Account Holders of Mutual Bank and Supplemental Account Holders of Mutual Bank will be zero (See Rev. Rul. 71-233, 1971-1 C.B. 113).

8. The tax basis of the Royal Financial Stock to its stockholders will be the purchase price thereof plus the tax basis, if any, of the nontransferable subscription rights (Code Section 1012). Assuming the nontransferable subscription rights have no ascertainable fair market value, the tax basis of the Royal Financial Stock will be the amount paid therefor.

9. The holding period of the Royal Financial Stock purchased pursuant to the exercise of the nontransferable subscription rights shall commence on the date on which the right to acquire such stock was exercised (Code Section 1223(6)).

*     *     *

Board of Directors

Royal Savings Bank

November 12, 2004

The opinions expressed in this letter are based upon the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the “Service”) reflected in published and private rulings as of the date hereof. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislation, administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.

Our opinions are limited to those federal income tax issues specifically considered herein and are addressed to any only for the benefit of Royal Financial and Royal Bank. We do not express any opinion as to any other federal income tax issues, or any state or local law issues, arising from the transactions contemplated in the Plan. Although the opinions expressed herein are based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurances can be given that such interpretations would be followed if they were to become the subject of judicial or administration proceedings.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to this firm under the headings “The Conversion – Tax Aspects of the Conversion” and “Legal and Tax Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Very truly yours,

/s/ Vedder, Price, Kaufman & Kammholz, P.C.

VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

TWO